Exhibit 10.5

November 9, 2010

Janie M. West

2450 Shumard Oak Drive

Braselton, GA 30517

Dear Janie,

On behalf of Online Resources Corporation, I am pleased to offer you the position of Chief Marketing Officer, reporting to Joe Cowan, President and Chief Executive Officer, effective November 8, 2010. Outlined below are the details of our offer.

Salary: Your base compensation will be $230,000.00 per annum, paid semi-monthly at $9,583.33 less applicable deductions.

Bonus/Incentive Programs: You will be eligible to participate in the company’s bonus plan in 2011. Your targeted payout for your level is 50% of salary for a total target bonus of $115,000. The actual payout will depend on the company’s performance, and will be pro-rated based on time in position.

In addition to the bonus plan, you will be eligible to participate in Online Resources’ Long Term Incentive (LTI) Program. As Chief Marketing Officer, the annual grant for 2011 is targeted for the equivalent of 75% of salary representing a value of $172,500. (The 2011 grant is subject to the approval of the board of directors.) Since the grant is issued in quarterly increments, you will be eligible for the program beginning January 2011. Additional details, including vesting upon change of control, will be outlined in plan documents and communicated at the time of the grant.

You will also be eligible for a New Hire Inducement Grant of $115,000 which will vest over a two year period. 50% of this grant will vest on your first year anniversary. You will be 100% vested on your second year anniversary.

Severance Plan: As a valued member of the senior management team, you will be considered a “Named A Level Executive” for determination of separation benefits as defined in our Company’s Severance Pay Policy, dated May 6, 2009.

Benefits: As a full-time employee you will be entitled to the benefits offered by Online Resources. You will receive more information on these benefits in your offer packet. Soon after you begin employment, you will be invited to attend our Benefits Orientation program where you will learn more about our various benefit and recognition programs.

Employment Conditions: This offer is contingent upon successful completion of a background investigation and drug test. As a further condition of your employment, you must certify to us that you do not have a continuing legal obligation to your previous employer, including an agreement relating to non-competition. If you have such an agreement, please present it to our Human Resources Department.

Additionally, you should understand that your employment with our company is “at will”, which means that either you or the Company may terminate the relationship at any time with or without cause and with or without notice.

To accept this employment offer, please sign and date this letter in the space marked below and return by fax to me at fax number 703-653-3107 at your earliest possible convenience. If your acceptance is not received within seven calendar days after the date of this letter, this employment offer is withdrawn.

We look forward to your acceptance of this offer and to working with you in the future.

If you have any questions, please don’t hesitate to contact me at 703-653-2291.

Sincerely,

/s/ Sheri Mullin

Sheri Mullin, SPHR

Vice President, Human Resources and Training

Offer Accepted:

Signature: /s/ Janie M. West

Date: November 14, 2010